Exhibit 4

Unless this certificate is presented by an authorized representative of The Depository Trust Company (“DTC”), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

The Common Shares or Preferred Shares or other Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as provided in the Declaration of Trust of the Trust, no Person may (i) Beneficially or Constructively Own Common Shares in excess of 9.9% of the number of outstanding Common Shares, (ii) Beneficially or Constructively Own Shares of any other class or series of Preferred Shares in excess of 9.9% of the number of outstanding Preferred Shares of such class or series, (iii) Beneficially Own Shares that would result in the Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iv) Beneficially Own Shares that would result in the Trust being “closely held” under Section 856(h) of the Code, or (v) Constructively Own Shares that would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust’s real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially or Constructively Own Shares in excess of the above limitations must immediately notify the Trust in writing. If any restrictions above are violated, the Shares represented hereby will be transferred automatically to a Share Trust and shall be designated Shares-in-Trust to a trustee of a trust for the benefit of one or more charitable beneficiaries. In addition, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust’s Amended and Restated Declaration of Trust, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Shareholder who so requests. Such requests must be made to the secretary of the trust at its principal office or to the transfer agent.

_______ 7 1/2% Series A Cumulative Redeemable Preferred Shares

CUSIP No. 139733 11 7

7 1/2% Series A Cumulative Redeemable Preferred Shares (par value $.01 per share)
(Liquidation Preference $25.00 per share)
of Capital Automotive REIT

     Capital Automotive REIT, a Maryland real estate investment trust (the “Company”), hereby certifies that Cede & Co. or registered assigns (the “Holder”) is the registered owner of _______ fully paid and non-assessable securities of the Company designated 7 1/2% Series A Cumulative Redeemable Preferred Shares (par value $.01 per share) (Liquidation Preference $25.00 per share) (the “Preferred Shares”). The Preferred Shares are transferable on the books and records of the Company’s Transfer Agent and Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Shares represented hereby shall in all respects be subject to the provisions of the Articles Supplementary to the Amended and Restated Declaration of Trust, as amended, of the Company dated December 9, 2003 (the “Articles Supplementary”). The Company will provide a copy of the Articles Supplementary to any record or beneficial owner of the Preferred Shares without charge upon written request to the Company at its principal place of business.

     Reference is hereby made to the Articles Supplementary, which shall for all purposes have the same effect as if set forth at this place.

     Upon receipt of this certificate, the Holder is bound by the Articles Supplementary and is entitled to the benefits and limitations hereunder and thereunder.

     Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these Preferred Shares shall not be entitled to any benefit under the Articles Supplementary or be valid or obligatory for any purposes.

     IN WITNESS WHEREOF, the undersigned officers of Capital Automotive REIT have executed this certificate this ________ day of ______, _____.

CAPITAL AUTOMOTIVE REIT

By:

President and Chief Executive Officer

ATTEST:

By:

Senior Vice President,
General Counsel and Secretary

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

     This is the global certificate representing the 7 1/2% Series A Cumulative Redeemable Preferred Shares referred to in the Articles Supplementary.

Date: ______, _____
American Stock Transfer & Trust Company

By:

Susan Silber
Authorized Signatory

REVERSE OF SECURITY

     The Trust will furnish to any shareholder upon request and without charge a full statement of the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares of each class authorized to be issued and, with respect to the classes of shares which may be issued in series, the difference in the relative rights and preferences between the shares of each series, to the extent that they have been set, and the authority of the Board of Trustees to fix and determine the relative rights and preferences of subsequent series. Such request may be made to the Secretary of the Trust at its principal officer or to the transfer agent.

ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned assigns and transfers the Preferred Shares evidenced hereby to:

     (Insert assignee’s social security or tax identification number)

     (Insert address and zip code of assignee)

and irrevocably appoints: _________________, agent to transfer the Preferred Shares evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the 7 1/2% Series A Cumulative Redeemable Preferred Shares )

Signature Guarantee:[1]

1 Signature must be guaranteed by and “eligible guarantor institution” that is, a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent and Registrar, which requirements include membership in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent and Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.